Exhibit 10.1

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT

OF

BLUE EAGLE ENERGY, LLC

(A Delaware limited liability company)

Dated as of August 18, 2010

i

ii

SECTION 12.4. Amendment; Waiver	37
SECTION 12.5. Entire Agreement	37
SECTION 12.6. Parties in Interest	37
SECTION 12.7. Benefit of Agreement	38
SECTION 12.8. Governing Law	38
SECTION 12.9. Severability	38
SECTION 12.10. Headings	38
SECTION 12.11. Further Assurances	38
SECTION 12.12. Rules of Construction	38
SECTION 12.13. Counterparts	38

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

BLUE EAGLE ENERGY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF BLUE EAGLE ENERGY, LLC, dated as of August 18, 2010 (the “Agreement”), is entered into by and between Abraxas Petroleum Corporation, a Nevada corporation (“Abraxas”), and Blue Stone Oil & Gas, LLC, a Delaware limited liability company (“Blue Stone”), as Members of Blue Eagle Energy, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has been formed as a limited liability company under the laws of the State of Delaware;

WHEREAS, the parties hereto desire to enter into this Agreement in order to evidence the admission of each of the Members to the Company and to set forth their agreement with regard to, among other things, (i) the regulation and management of the business and affairs of the Company, (ii) the making of Capital Contributions by the Members to the Company, (iii) the distribution of funds and other assets and the allocation of Net Income and Net Loss by the Company to or among the Members and (iv) the Transfer of Interests in the Company; and

WHEREAS, capitalized terms used herein without definition shall have the respective meanings assigned to such terms in Article XI;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be derived from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
GENERAL

             SECTION 1.1.     Formation and Organization.  The Company has been formed as a limited liability company under the Act as a result of the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) in the office of the Secretary of State of the State of Delaware.  The execution of the Certificate of Formation by Kyle R. Miller in his capacity as an authorized person is hereby ratified and confirmed by each of the Members.  Upon the execution and delivery of this Agreement, the rights, duties and obligations of the Members in connection with the regulation and management of the Company and the other matters provided for herein shall be as set forth in this Agreement and, except as otherwise expressly provided herein, the Act.

             SECTION 1.2.     Name.  The name of the Company shall be “Blue Eagle Energy, LLC”.  The business of the Company shall be conducted under the name “Blue Eagle Energy, LLC” or such other name or names as the Board may determine from time to time.

             SECTION 1.3.  Principal Office The principal office of the Company shall be located at 475 Seventeenth Street, Suite 1200, Denver, Colorado  80202, or such other place as the Board shall determine from time to time.  The Board shall promptly notify the Members of any change in the location of the principal office of the Company.

             SECTION 1.4. Registered Office and Registered Agent.  The name and address of the registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The registered office or registered agent of the Company may be changed from time to time by the Board in the manner provided in the Act.  The Board shall promptly notify the Members of any change in the registered office or registered agent of the Company.  The Company shall maintain at its registered office such records as may be specified by the Act.

             SECTION 1.5.  Term.  The existence of the Company commenced as of the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware, and the Company shall continue in existence until it is dissolved in accordance with the provisions of this Agreement, and to the extent provided under the Act, until its affairs are wound up and the Company is terminated in accordance with the provisions of this Agreement and the Act.

             SECTION 1.6.  Purposes.  The purposes of the Company are as follows:

(a)           to engage in the evaluation, acquisition, exploration, drilling, development and production of or for oil, gas and other hydrocarbons in the Subject Area;

(b)           to enter into any partnership, joint venture or other similar arrangement in order to pursue the foregoing purpose;

(c)           to engage in all other necessary and appropriate activities incidental to the foregoing purposes; and

(d)           to engage in such other activities as may lawfully be conducted by a limited liability company organized under the Act.

             SECTION 1.7.  Powers.  The Company shall have all such powers, which will be exercised in accordance with and subject to the provisions of this Agreement, as are necessary or appropriate to carry out the purposes of the Company, including the power:

(a)           to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States;

(b)           to acquire (by purchase, lease, contribution of property or otherwise), own, hold, operate, maintain, improve, lease, sell, convey, mortgage, transfer or dispose of the Initial Assets and any other Oil and Gas Interests, Related Property and Records or other real or personal property in the Subject Area that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c)           to enter into the Transaction Agreements and perform and carry out its obligations thereunder and exercise any rights available to it under or in connection with the same;

(d)           to enter into, perform and carry out other contracts and leases necessary, convenient or incidental to the accomplishment of the purposes of the Company and to extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any such contracts or leases;

(e)           to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of corporations, associations, general or limited partnerships, limited liability companies or other legal entities;

(f)           to borrow money and issue evidences of Indebtedness, and to secure the same by a mortgage, pledge or other lien on the real and personal property of the Company;

(g)           to lend money for any proper purpose, to invest and reinvest the funds of the Company, and to take and hold real and personal property for the payment of funds so loaned or invested;

(h)           to sue and be sued, complain and defend, and participate in Proceedings, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other Claims of or against the Company;

(i)           to indemnify any Person in accordance with and subject to applicable law and to obtain any and all types of insurance;

(j)           to appoint agents of the Company; and

(k)           to take all such other actions and to make, execute, acknowledge and file any and all documents or instruments related to the exercise of any of the foregoing powers or otherwise necessary, convenient or incidental to the accomplishment of the purposes of the Company.

      SECTION 1.8.   Qualification in Other Jurisdictions.  The Company shall take all action required in order to be qualified, formed, registered or recognized under foreign qualification or registration statutes, assumed or fictitious name statutes or similar Laws in any jurisdiction other than the State of Delaware in which the Company transacts business and in which such qualification, formation, registration or recognition is necessary or appropriate.  The Board has the authority to cause the Company to execute, deliver and file such certificates and other instruments (and any amendments or restatements thereof) as are necessary for the Company to be qualified, formed, registered or recognized under any such foreign qualification statutes, assumed or fictitious name statutes or similar Laws in any such jurisdiction.

ARTICLE II
MANAGEMENT

SECTION 2.1.	Board of Managers.

(a)           General.  Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of Managers (the “Board”).  The Board shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, including to effectuate the purposes of the Company described in Section 1.6 and to exercise all powers of the Company set forth in Section 1.7; provided, however, that an individual member of the Board shall not have the power to act on behalf of or bind the Company, it being understood that members of the Board shall only have the power to act on behalf of the Company through actions and resolutions of the Board in accordance with this Section 2.1.  In accordance with and subject to Section 2.3, the Board may delegate all or part of its authority to conduct or oversee the day-to-day business of the Company to Blue Stone pursuant to the terms and conditions of the Master Services Agreement or to another third party selected by the Board.

(b)           Board Composition.  The Board shall consist of (i) one member appointed by Abraxas (the “Abraxas Designee”), who shall initially be Robert L.G. Watson,  and (ii) two members to be appointed by Blue Stone (or any Blue Stone Assignee) (the “Blue Stone Designees”).  In general, each member of the Board shall serve until the dissolution of the Company or until the earlier removal, resignation or death or of such member.  No Board member may be removed from office without the consent of the Person or Persons (including any Blue Stone Assignee) that designated such member to the Board (as applicable, the “Designating Party”) in accordance with this paragraph (b).  A Board member may be removed or replaced at any time by delivery to the Company of a notice, signed by the Designating Party, stating that such member is removed or replaced (as the case may be) effective as of a date specified therein.  A member of the Board may resign from the Board at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  When any member of the Board ceases to serve as a member of the Board for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by the Designating Party.  Blue Stone shall be permitted to assign its rights to appoint one or more Blue Stone Designees under this paragraph (b) to any member of Blue Stone (any such assignee, the “Blue Stone Assignee”).

(c)           Quorum. A majority of the total number of members of the Board fixed in this Agreement shall be required to constitute a quorum for the transaction of business at any meeting of the Board so long as proper notice of such meeting has been given in accordance with the applicable provisions of this Agreement.

(d)           Required Vote. Each member of the Board shall have one vote on each matter brought before the Board for consideration.  Except as otherwise required by this Agreement, any matter presented to the Board for its consideration shall be deemed to have been approved and consented to by the Board if approved at a meeting at which a quorum is present by a majority of the total number of members of the Board; provided, however, that the Company shall not take any of the following actions without the unanimous approval of the members of the Board:

(i)           except as provided in Section 6.2, cause the Company to sell, transfer, farm out or otherwise dispose of the Initial Assets, any Oil and Gas Interests or other properties and assets that are material to the business of the Company;

(ii)           incur, guarantee or otherwise become liable for any Indebtedness (including any loans to the Company pursuant to Section 4.4), other than Indebtedness under a senior credit facility or line of credit with annual interest expense of not greater than 8% per annum provided by one or more banks or financial institutions experienced in small cap, oil and gas exploration and production business lending transactions with a principal amount not greater than $50 million (“Permitted Indebtedness”);

(iii)           issue any additional Interests or other securities of the Company, other than Interests held by or issued to the Members pursuant to the terms of this Agreement as in effect on the date hereof, including (A) Interests deemed to be issued upon the making of Capital Contributions by the Members in accordance with Section 4.2 and (B) Interests issued in accordance with Section 4.1(c);

(iv)           make any Capital Calls (A) for any purpose other than as set forth in the most recent Budget for the applicable period Approved by the Board or (B) following the delivery of an Initiation Notice through the earlier to occur of (x) 180 days following the delivery of the Initiation Notice or (y) the affirmative decision by the Company (which shall require the unanimous approval of the members of the Board) to abandon the sales process begun by the delivery of such Initiation Notice;

(v)           enter into or become a party to any transaction with any Member or any Affiliate of any Member, other than (A) any transaction contemplated by the terms of this Agreement or the other Transaction Agreements or (B) transactions upon terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with a Person that is not a Member or an Affiliate of a Member;

(vi)           make any Distributions to the Members, other than Tax Distributions required to be made in accordance with Section 5.5;

(vii)           at any time after a Triggering Distribution, increase the Capital Commitments of the Members or make any Capital Calls;

(viii)           create, assume, incur or suffer to exist any Lien on the Oil and Gas Interests and other properties or assets of the Company other than Permitted Liens;

(ix)           purchase or redeem any Interests, other than in accordance with this Agreement;

(x)           waive or amend Section 3.4;

(xi)           commence or acquiesce in any Proceeding seeking relief for the Company under any bankruptcy or insolvency law, including a reorganization, arrangement, readjustment of debt, receivership, trusteeship or liquidation;

(xii)           settle material Claims or prosecute, defend or settle material lawsuits; and

(xiii)           effect (A) any consolidation of the Company with another entity or any merger of the Company with or into another Person; (B) any acquisition of the securities or assets of any other Person which involves the payment (including the assumption of any Indebtedness) of an aggregate value of $15,000,000 or more by the Company; (C) any change (whether by conversion, recapitalization or otherwise) in the legal form of the Company from a limited liability company formed under the Act to any other type of legal entity; or (D) any dissolution of the Company.

(e)           Meetings; Notice of Meetings. Regular meetings of the Board shall be held at such times and places, either within or without the State of Delaware, as shall be designated from time to time by resolution of the Board.  Special meetings of the Board shall be held at any time, either in-person or telephonically, upon the call of any member of the Board.  Notice of any such special meeting shall be made on at least 72 hours by personal, written, facsimile, electronic, telegraphic, cable or wireless notice to each member of the Board, which notice may be waived by any member of the Board.  Notices of special meetings of the Board shall include a description in reasonable detail of the purposes for such special meeting.  In the absence of specific designation, meetings of the Board shall be held at the principal office of the Company.  Notice of such regular meetings shall be given not less than seven (7) days prior to the date of such meeting.  Attendance at a meeting of the Board shall constitute a waiver of notice of such meeting, except where a member of the Board attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  The business to be transacted at any regular meeting of the Board shall be specified in the notice of such meeting.

(f)           Written Consent; Attendance. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if consents in writing (including by Electronic Transmission), setting forth the action so taken, are provided by all members of the Board.  Members of the Board may participate in meetings in person, by duly appointed proxy or by telephone conference, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meetings shall constitute attendance and presence in person at such meetings.

(g)           Compensation; Reimbursement. The members of the Board shall not be entitled to receive any compensation for services provided in their capacity as members of such Board.  Members of the Board shall be entitled to reimbursement by the Company for all reasonable out-of-pocket expenses, including travel expenses, incurred by them in the course of the performance of their duties, in accordance with and subject to such reasonable expense reimbursement policies and procedures as shall be adopted by the Board from time to time and upon submission of reasonable supporting documentation with respect to all expenses to be reimbursed.

(h)           Minutes. All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a consent executed in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent).  The minutes of all meetings of the Board shall be kept at the principal office of the Company.

(i)           Duties of Board Members.  Each Member hereby acknowledges and agrees that, to the fullest extent permitted by Law, the members of the Board will act on behalf and for the benefit of the Designating Party and they shall not owe any fiduciary or similar duty to, or have any liability to, the Company or any other Members of the Company in connection with any action taken by them in their capacities as members of the Board (it being understood that each Member hereby irrevocably waives the right to assert any Claim against any member of the Board not appointed by it arising from or based upon actions taken or omitted to be taken by him, in his capacity as a member of the Board).

  SECTION 2.2.   Authority of Members.  Except as expressly provided herein, the Members in their capacity as such shall not have any right, power or authority to take part in the management, operation or control of the business and affairs of the Company.  No Member or other Person (other than Blue Stone pursuant to the terms and conditions of the Master Services Agreement or any officers elected pursuant to Section 2.5) shall be an agent of the Company or be authorized to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.  Except as expressly required pursuant to this Agreement or the Act, the vote, approval or consent of the Members shall not be required in order to authorize any actions by or on behalf of the Company.

 SECTION 2.3.   Delegation of Authority  The Board shall be entitled to delegate all or any part of its authority with respect to the conduct or management of the day-to-day business of the Company to any third party selected by it; provided, however, that in no event shall any such delegation extend to any of the actions or other matters that require a unanimous vote of the members of the Board in accordance with subparagraphs (i) through (xiii) of Section 2.1(d).  Without limiting the generality of the foregoing, the Board shall be entitled to engage Blue Stone to conduct the day-to-day business of the Company pursuant to the terms and conditions of the Master Services Agreement.

                                 SECTION 2.4.  Certain Agreements.  (a)           The Company is hereby authorized, empowered and directed to enter into the Subscription Agreement, the Master Services Agreement and the Operating Agreement.  Notwithstanding anything to the contrary contained in this Article II or elsewhere in this Agreement, (i) Blue Stone shall have sole, absolute and exclusive power, authority and discretion to approve or direct actions to be taken by or on behalf of the Company with respect to any claims or other remedies that the Company may be entitled to assert against Abraxas pursuant to the Subscription Agreement or the Operating Agreement and (ii) Abraxas shall have sole, absolute and exclusive power, authority and discretion to approve or direct actions to be taken by or on behalf of the Company with respect to any claims or other remedies that the Company may be entitled to assert against Blue Stone pursuant to the Master Services Agreement.  Any direction or decisions by Blue Stone or Abraxas (as the case may be) with respect to such matters shall not require the vote of the Board but instead shall be made by Blue Stone or Abraxas (as the case may be) in the best interests of the Company, as determined in its reasonable discretion.  Notwithstanding anything to the contrary set forth in this Agreement, any increase in the fees to be paid to (i) Blue Stone pursuant to the Master Services Agreement shall require the approval of Abraxas (provided, that any increase in Allocated General and Administrative Expenses (as defined in the Master Services Agreement) payable to Blue Stone pursuant to the Master Service Agreement shall be permitted without the approval of Abraxas so long as it complies with Section 3.2 of the Master Services Agreement) or (ii) to Abraxas pursuant to the Operating Agreement, shall require the approval of Blue Stone.

         SECTION 2.5. Officers.

(a)           The Board shall have the power and authority to elect officers of the Company.

(b)           The officers shall include a President and may also include, if the Board so determines, a Secretary, a Chief Operating Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  Any number of offices may be held by the same person.  The compensation of officers shall be fixed from time to time by the Board.

(c)           The initial President of the Company shall be Kyle R. Miller.

(d)           Any officer of the Company may resign at any time upon written notice to the Company.  Any officer, agent or employee of the Company may be removed by the Board with or without cause at any time.  Such removal shall be without prejudice to a person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Company shall not of itself create contract rights.

(e)           The Board may prescribe from time to the time the power and authority of any officer of the Company.  In the absence of a contrary determination by the Board, each officer of the Company shall have the authority customarily exercised by an officer holding the same title with a corporation incorporated under the Delaware General Corporation Law.

(f)           The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

        SECTION   2.6   Contractual Management Rights.The parties hereto acknowledge that the rights granted to Blue Stone under this Agreement to designate members of the Board and assign such rights to the Blue Stone Assignee have been included herein at the request of Blue Stone in order to provide the Blue Stone Assignee with “contractual management rights” within the meaning of the Plan Assets Regulations.  The foregoing acknowledgement is not intended to modify any of the rights, duties and obligations of the parties as set forth in this Agreement.

ARTICLE III
MEMBERS

       SECTION  3.1.  Admission of Members.

        (a)           Each Person identified on Exhibit A shall be admitted to the Company as a Member upon the execution of this Agreement by each of the parties hereto (which shall be deemed to be the date stated in records of the Company as the date each such Person becomes a Member for purposes of Section 18-301 of the Act).

(b)           Any Person to which Interests are issued by the Company after the date hereof shall be admitted to the Company as a Member on the date of issuance of such Interests.

(c)           Any Person to which Interests are Transferred as permitted by Article VI shall be admitted to the Company as a Member on the date upon which such Transfer has been effected and the requirements set forth in Section 6.1(c) have been satisfied.

       SECTION 3.2.  No Liability for Company Obligations.  Without limiting the generality of Article VIII, a Member is not liable for the debts, obligations and liabilities of the Company, including under a judgment, decree or order of a court.

       SECTION 3.3     Outside Activities. (a)  Except as provided in Section 3.4, no Member or its present or future Affiliates or any of their respective shareholders, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever.  Subject to Section 3.4, each Member and its present or future Affiliates and their respective shareholders, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.  Subject to any applicable provisions of Section 3.4 to the contrary, no Member or its present or future Affiliates or any of their respective shareholders, partners, members, directors, managers, officers or employees shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken or pursued by the Company, and each Member and its present or future Affiliates and their respective shareholders, partners, members, directors, managers, officers or employees shall have the right to take or pursue any such opportunity for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to present or recommend it to any third party.  Neither the Company nor any Member shall have any rights or Claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures of any other Member or its present or future Affiliates or their respective shareholders, partners, members, directors, managers, officers and employees that are consistent with its obligations under Section 3.4 (it being expressly understood and agreed that any and all such rights and Claims are hereby irrevocably waived by each Member on its behalf and on behalf of the Company).  The foregoing provisions of this Section 3.3 shall in no way release or diminish the obligations of any Member under Section 3.4 or 12.2.

       SECTION 3.4.   Non-Competition.  Until the earlier to occur of (i) the consummation of a Sale Transaction or (ii) the dissolution of the Company, no Member shall, directly or indirectly, engage in the exploration, production, development or exploitation of oil, gas, natural liquids or any other hydrocarbons in the Subject Area in the Eagle Ford formation.  For the avoidance of doubt, the restrictions imposed pursuant to this Section 3.4 shall not apply to (x) any member of Blue Stone that is a private equity fund or any general or limited partner or manager of any such fund, (y) any Person acquiring stock of Abraxas in the public markets or (z) any present or future Affiliates (other than any Member), shareholders, partners, members, directors, managers, officers and employees of any Person identified in clause (x) or (y) above.

       SECTION 3.5.  No Resignation or Withdrawal by Members.  Except in connection with a Transfer of all of its Interest as permitted under Article VI, no Member shall be entitled to resign or withdraw from the Company.

ARTICLE IV
CAPITAL

SECTION 4.1.	Capital Commitments.

(a)           The capital commitment (“Capital Commitment”) of each Member as of the date hereof is as set forth opposite the name of such Member (under the column “Total Capital Commitments”) on Exhibit A.

(b)           Notwithstanding the foregoing but subject to Section 4.1(d), if the Company makes any distributions to the Members, other than Tax Distributions in accordance with Section 5.5 (a “Triggering Distribution”), the Remaining Capital Commitments of all Members shall be eliminated and the Board shall promptly cause Exhibit A to be revised to reflect Remaining Capital Commitments of zero for all Members.

(c)           If, prior to a Triggering Distribution, the Board determines that the Company requires additional capital (in excess of the Remaining Capital Commitments of the Members), each Member shall have the option, but not the obligation, to increase its Capital Commitment in an amount equal to the product of (i) the ratio that its Capital Commitment bears to the total Capital Commitments of all Members and (ii) the additional amount of capital sought by the Company.  If one or more of the Members elects to increase its Capital Commitment in accordance with the immediately preceding sentence (the “Electing Member”), but the remaining Members do not so elect, the Electing Member shall have the further option, but not the obligation, to increase its Capital Commitment by the amount that would have been allocated to the other Members in accordance with the immediately preceding sentence (if it had elected to increase its Capital Commitment by the amount specified therein).  If the Capital Commitments of any Member or Members are increased in accordance with the provisions of this Section 4.1(c), the Board shall promptly cause Exhibit A to be revised to reflect any such increases in its or their Capital Commitments.

(d)           If, following a Triggering Distribution, the Board unanimously determines that the Company requires additional capital in accordance with Section 2.1(d)(vii), each Member’s Capital Commitment shall be increased to an amount equal to the product of (i) its Ownership Percentage and (ii) the additional amount of capital sought by the Company, and each Member’s Remaining Capital Commitment shall equal such Member’s Capital Commitment as determined after giving effect to this Section 4.1(d) minus any Capital Contributions made at or after such time.

SECTION 4.2.	Capital Contributions.

(a)           On the date hereof, (i) Blue Stone shall contribute to the Company the amount in cash set forth opposite its name on Exhibit A under the column “Initial Capital Contribution” and (ii) Abraxas shall contribute to the Company the Initial Assets in accordance with the Subscription Agreement, which Initial Assets have an initial Book Basis equal to the amount set forth opposite the name of Abraxas on Exhibit A under the column “Initial Capital Contribution”.

(b)           Subject to the terms of Section 2.1, the Board shall be entitled to make capital calls (“Capital Calls”) to the Members from time to time to the extent that it determines in good faith that the Company requires funds to pay amounts set forth in any Budget or to satisfy any obligation or liability of the Company, or to establish any reserve for any such purposes.

(c)           From time to time after the date hereof, each Member whose Remaining Capital Commitment exceeds zero at the time of any Capital Call (each, a “Contributing Member”) shall be required to make Capital Contributions to the Company as Capital Calls are made therefor by the Board.  The obligations of the Contributing Members to make Capital Contributions in response to a Capital Call are subject to the following provisions:

(i)           No Contributing Member shall be required to make aggregate Capital Contributions that exceed its Remaining Capital Commitment.

(ii)           Unless otherwise Approved by the Board, Capital Calls shall be made to the Contributing Members in integral multiples of $1,000,000; provided, however, that any Capital Call made pursuant to Section 4.1(d) and the final Capital Call made by the Board may be in an amount equal to the Remaining Capital Commitments (whether or not less than $1,000,000).

(d)           Except as set forth in Section 4.1(c), all Capital Calls shall be made among the Contributing Members in proportion to their Remaining Capital Commitments.

(e)           With respect to each Capital Call, the Board shall send a written notice to each Contributing Member which shall state (i) the amount of the Capital Contribution required of such Contributing Member, (ii) the payment date for such Capital Contribution and (iii) the purposes for which the Capital Contribution proceeds will be utilized by the Company.  Within ten business days of the date of the written notice referred to in the preceding sentence, each Contributing Member shall, subject to the provisions of this Section 4.2, be required to pay the full amount of the Capital Contribution requested pursuant to such Capital Call by wire transfer of funds in United States dollars.

       SECTION 4.3.  Capital Accounts.  A Capital Account will be established for each Member and will be maintained in accordance with Treasury Regulation Sections 1.704-1(b) and 1.704-2.  Consistent with such Treasury Regulations:

(a)           there will be credited to each Member’s Capital Account (i) the amount of cash and the initial Book Basis of any property contributed by such Member to the Company, (ii) the amount of Net Income allocated to such Member pursuant to Section 5.1 and any items of income or gain specially allocated to such Member pursuant to Section 5.2, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member; and

(b)           there will be debited from each Member’s Capital Account (i) the amount of any cash or the Book Basis (as determined in clause (iii) of the definition thereof) of any property distributed by the Company to such Member, (ii) the amount of Net Losses allocated to such Member pursuant to Section 5.1, and any items of loss or deduction specially allocated to such Member pursuant to Section 5.2, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

       SECTION 4.4.   Member Loans.  Any Member may, with the Approval of the Board, loan funds to the Company.  Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are Approved by the Board.

       SECTION 4.5.  No Preemptive Rights.  Except as provided in Section 4.1(c), no Member shall have any preemptive, preferential or other similar right with respect to (i) the making of additional Capital Contributions to the Company, (ii) the issuance of any Interests by the Company or (iii) the issuance or sale of any other securities that may hereafter be issued or sold by the Company.

       SECTION 4.6.   Other Payments.  No payment by a Member of any expenses of the Company shall be deemed a Capital Contribution without the Approval of the Board.

       SECTION 4.7.   Return of Contributions; No Interest on Capital.  Except as expressly provided in Section 5.5 and Section 7.3 of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of such Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Company or of any Member.

ARTICLE V
ALLOCATIONS; DISTRIBUTIONS

       SECTION 5.1.   Allocations of Net Income and Net Losses.

(a)           Except as provided in Section 5.2, all Net Income, Net Losses, and items thereof, of the Company for each fiscal year or other relevant period shall be allocated among the Members in proportion to their respective Ownership Percentages, as calculated immediately prior to such allocations.

(b)           All items of income, gain, loss, and deduction realized by the Company during the winding up of the Company, or resulting from a sale or other disposition of a material portion of the assets of the Company, shall be allocated among the Members in such a manner as needed to cause each Member’s Capital Account balance (determined after taking into account all Distributions and all allocations for the current fiscal year, except for the allocations pursuant to this paragraph (b)) to be increased or reduced so that it equals such Member’s Target Capital Account Amount.  For these purposes, a Member’s “Target Capital Account Amount” equals the amount of Distributions such Member would receive if each of the Company’s remaining assets were deemed disposed of for an amount equal to the

Book Basis of each such asset, and the proceeds of such deemed disposition and all other cash of the Company remaining after satisfaction of all liabilities of the Company were distributed among the Members pursuant to Section 5.4.

       SECTION 5.2.   Regulatory Allocations  For each fiscal year or other relevant period, the following items of income or loss shall, to the extent not previously reflected in the Capital Accounts of the Members, be specially allocated to their Capital Accounts, in the following order and priority:

(a)           If there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2) and as computed under Treasury Regulation Section 1.704-2(d)) for the fiscal year or other relevant period, then, to the extent required by the Treasury Regulations, items of income (determined in accordance with the provisions of Treasury Regulation Section 1.704-2(f)(6)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partnership minimum gain (determined in accordance with the provisions of Treasury Regulation Section 1.704-2(g)).  This paragraph (a) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(f).

(b)           If there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulation Section 1.704-2(i)(2)) for the fiscal year or other relevant period, then, to the extent required by Treasury Regulations, items of income (determined in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(4)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partner nonrecourse debt minimum gain (determined in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(5)).  This paragraph (b) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(i)(4).

(c)           In the event that a deficit in a Member’s Adjusted Capital Account is created or increased as a result of any allocations, adjustments, or distributions described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5), or (6), such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income and gain for such year) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit as quickly as possible, provided that an allocation pursuant to this paragraph (c) shall be made only if and to the extent that such Member would have such a deficit after all other allocations provided for in this Agreement have been tentatively made as if this paragraph (c) were not in this Agreement.

(d)           “Nonrecourse deductions” (as defined in Treasury Regulation Sections 1.704-2(b)(1) and (c)) shall be specially allocated to the Members in proportion to their respective Ownership Percentages.

(e)           “Partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be specially allocated to the Members who bear the economic risk of loss for the liability to which the deductions are attributable, determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(l).

(f)           No Net Losses shall be allocated to a Member to the extent that such allocation would cause or increase a deficit balance in such Member’s Adjusted Capital

Account.  Instead, such Net Losses shall be allocated among the other Members in the same ratios that such other Members are allocated Net Losses for such year under Section 5.1.

(g)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment shall be included as an item of income (if positive) or loss (if negative) and shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.

(h)           In the event the allocations specified in paragraphs (a) through (g) above (the “Regulatory Allocations”) cause adjustments to the Members’ Capital Accounts that are inconsistent with the manner in which the Members intend to divide Distributions pursuant to Section 5.4, the Board shall divide other allocations of Net Income, Net Losses, and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided among the Members pursuant to this Agreement.  In general, the Members anticipate that this will be accomplished by specially allocating other Net Income, Net Losses, and items of income, gain, loss and deduction among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero.  However, the Board will have discretion to accomplish this result in any reasonable manner.

(i)           The Company’s “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.704-3(a)(3)) shall be allocated among the Members in proportion to their Ownership Percentages.

(j)           In the case of a sale or other disposition of depletable property, the portion of the amount realized on such sale or other disposition that does not exceed the Company’s Simulated Basis in the depletable property shall be allocated among the Members in the same ratios that the aggregate adjusted tax basis of the property was allocated under the last sentence of Section 5.3(d).  The portion of the amount realized on the sale or other disposition of each such depletable property that exceeds the Company’s Simulated Basis in the property shall be allocated among the Members in the same manner that Net Income (i.e., Simulated Gain) is allocated pursuant to Section 5.1.

       SECTION 5.3   Tax Allocations.

(a)           Except as otherwise provided in this Section 5.3, for each taxable year or other relevant period, each item of Company income, gain, deduction and loss for tax purposes shall be allocated among the Members in the same proportion as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Sections 5.1 and 5.2.

(b)           If property contributed to the Company by a Member has an adjusted tax basis that differs from its initial Book Basis on the date of contribution or if the Book Basis of property is adjusted upon the occurrence of a Revaluation Event, income, gain, loss and deductions with respect to such property will, solely for tax purposes, be allocated among the Members so as to take account of such difference.  Such allocations will be made among the Members in the manner provided in Section 704(c) of the Code, pursuant to the remedial method described in Treasury Regulation Section 1.704-3(d).

(c)           Depreciation, depletion, intangible drilling cost, and amortization recapture amounts under Sections 1245, 1250 or 1254 of the Code, if any, resulting from any sale or disposition of tangible or intangible depreciable, depletable, or amortizable property shall, to the maximum extent permissible under the Code and Treasury Regulations, be allocated to the Members in the same proportions that the depreciation, depletion, intangible drilling cost, or amortization being recaptured was allocated.

(d)           Cost and percentage depletion deductions with respect to, and any gain or loss on the sale or other disposition of, any property the production from which is or would be (in the case of nonproducing properties) subject to depletion shall be determined in a manner that is consistent with Section 613A(c)(7)(D) of the Code.  For purposes of making such determination, the initial adjusted tax basis, or increase in adjusted tax basis, of the Company in any depletable property shall be allocated under Section 613A(c)(7)(D) of the Code among the Members in proportion to their respective Ownership Percentages which are in effect at the time the Capital Expenditure giving rise to such initial adjusted tax basis or increase in adjusted tax basis, as the case may be, was incurred by the Company; provided, however, that upon any adjustment in Ownership Percentages, the adjusted tax basis of the Company in all depletable properties held by the Company at the time of such adjustment in Ownership Percentages shall (to the maximum extent permissible under Treasury Regulation Section 1.613A-3(e)(3)(ii)) be reallocated among the Members so that the Members’ respective shares of adjusted tax basis in such depletable properties are in proportion to the Members’ respective adjusted Ownership Percentages.

(e)           Any election or other decision relating to allocations pursuant to this Section 5.3 shall be made by the Board in any manner that reasonably reflects the purposes and intention of this Agreement.  Allocations pursuant to this Section 5.3 are for purposes of federal, state and local taxes only and shall not affect or in any way be taken into account in computing any Member’s Capital Account balance or share of Net Income, Net Losses or distributions pursuant to any provision of the Agreement.

       SECTION 5.4.  Distributions.  Except as provided in Section 5.5 or 7.3, any Available Cash or other property shall be distributed to the Members solely at such times and in such amounts as the Board shall determine.  Each such Distribution to the Members shall be made in proportion to their respective Ownership Percentages, as calculated immediately prior to such Distribution.

       SECTION 5.5.  Tax Distributions.   Notwithstanding the provisions of Section 5.4, within 10 days of the delivery of the Company’s Form 1065 and other documentation (including Schedule K-1 for each Member) pursuant to Section 9.2(b), the Company shall, to the extent that it has Available Cash for such purpose, distribute to the Members with respect to the immediately preceding taxable year an aggregate amount of cash (a “Tax Distribution”) which, in the good faith judgment of the Board, equals the excess of (a) the product of (i) the amount of taxable income of the Company in respect of such taxable year and all prior taxable years (net of taxable losses of the Company in respect of prior taxable years and not previously taken into account under this clause) and (ii) appropriate tax rates to be applied with respect to such taxable income, which shall be proposed by the Members and Approved by the Board, over (b) the cumulative amounts of Distributions made by the Company to the Members during the current and all prior taxable years.  Any Tax Distribution will be divided among the Members in accordance with their respective Ownership Percentages, as calculated on the last day of the immediately preceding taxable year.

ARTICLE VI
TRANSFER OF INTERESTS; ADMISSION; WITHDRAWAL

       SECTION 6.1.  Transfers of Interests; General.

(a)           No Member shall Transfer any Interests owned or held by it unless such Transfer has been approved (i) in the case of a Transfer by Abraxas, by the Blue Stone Designees and (ii) in the case of a Transfer by Blue Stone, by the Abraxas Designee; provided, however, that the foregoing requirement shall not apply to any Transfer that is required or permitted under the terms of Section 6.2.

(b)           No Member shall Transfer any Interests owned or held by it unless each of the following requirements shall have been satisfied (or waived in the sole discretion of the Board):

(i)           such Member shall have furnished to the Board an opinion of counsel satisfactory to the Board to the effect that such Transfer (x) may be made without violation of the Securities Act and any applicable state securities or blue sky laws, (y) will not cause the Company to become a publicly traded partnership for United States federal income tax purposes and (z) will not cause the Company to be deemed to be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(ii)           the transferee or transferor shall have paid to the Company all costs and expenses, including attorneys’ fees, incurred or expected to be incurred by the Company in connection with the Transfer.

(c)           Any transferee of Interests (including any transferee that is an Affiliate of the transferor) who is not then a Member shall upon consummation of, and as a condition to, the Transfer execute and deliver to the Company an agreement in form and substance satisfactory to the Company pursuant to which such transferee (together with, if deemed appropriate by the Board, any Affiliate of such transferee that Controls such transferee) agrees to be bound by the terms of this Agreement.

(d)           Any Transfer or attempted Transfer of Interests in violation of any provision of this Agreement shall be void ab initio.  In the case of any Transfer made in contravention of this Article VI that cannot be treated as void under applicable Law, the transferee shall have only such rights as it is required to have under applicable Law, but shall not be admitted as a Member.

       SECTION 6.2. Sale Rights.  The right to initiate a Sale Transaction in accordance with this Section 6.2 may be exercised by either Blue Stone or Abraxas at any time after the expiration of 18 months from the date of this Agreement.

(a)           In order to initiate a Sale Transaction under the terms of this Section 6.2, either Blue Stone or Abraxas (as applicable, the “Sale Initiator”) shall deliver a written notice (the “Initiation Notice”) to the Board and each of the Members other than the Sale Initiator (collectively, the “Other Members”) stating that it would like to initiate the pursuit of a transaction (a “Sale Transaction”) in which either (i) all of the outstanding Interests held by the Members would be sold (a “Company Sale”) for cash consideration to one or more third parties that are not Affiliates of the Sale Initiator (singly or collectively, a “Third-Party Purchaser”) or (ii) all or substantially all of the properties and assets of the Company would be sold by the Company (an “Asset Sale”) for cash consideration to a Third-Party Purchaser.

(b)           If the Sale Initiator delivers an Initiation Notice in accordance with paragraph (a), the Board shall manage and conduct a process relating to the structuring, negotiation and (subject to the provisions of paragraph (c) below) consummation of a Sale Transaction, which process shall include, but shall not be limited to, (i) causing the Company to engage an investment bank or other third party to act as sales agent or in a similar capacity (a “Sales Agent”) with respect to such Sale Transaction; (ii) causing the Company to engage a petroleum engineering firm (which may be the firm engaged by the Company pursuant to Section 10.7) to evaluate the oil and gas reserves of the Company in connection with the Sale Transaction; (iii) establishing a reasonable timeline in which to solicit potential Third-Party Purchasers, which shall continue for a period of no more than 180 days after the delivery of the Initiation Notice (unless the Board and the Sale Initiator approve an extension of such period) and (iv) taking all other actions the Board deems necessary or appropriate in its sole discretion to identify Third-Party Purchasers who are interested in consummating a Sale Transaction.  The costs and expenses associated with the sale process described above shall be borne by the Company, except that any fee or other compensation payable to a Sales Agent shall be borne by the Members in the same proportions in which the proceeds from the Sale Transaction are to be divided among them pursuant to paragraph (e) below.  In connection with the foregoing sale process, the Board shall permit potential Third-Party Purchasers, after executing a confidentiality agreement in form reasonably acceptable to the Board, to conduct a due diligence review of the Company and its business, operations, prospects, investments, assets, liabilities, financial condition, and results of operations.  In the case of any Third-Party Purchaser who submits an indication of interest that qualifies such Third-Party Purchaser, in the judgment of the Board, to conduct additional due diligence, the Company, the Sale Initiator and the Other Members shall permit and arrange for such potential Third-Party Purchaser to visit the offices of the Company (and use reasonable business efforts to arrange for them to visit the offices of any operators of oil and gas properties in which the Company has an interest and subject to the reasonable terms and conditions established by such operators) and ask questions of and receive answers from the management and technical personnel of the Company in connection with its due diligence review.  Furthermore, the Sale Initiator and the Other Members shall cooperate in good faith with the Board and use their reasonable business efforts to consummate any Sale Transaction, including by cooperating in any solicitation process conducted by, or on behalf of, the Board to identify potential Third-Party Purchasers.

(c)           If, after conducting the sale process described above, the Sale Initiator desires to cause the Company or the Other Members to consummate a Sale Transaction with a specific Third-Party Purchaser, it shall give not less than 30 days’ prior written notice of such intended transaction to the Board and each of the Other Members.  Such notice (the “Sale Notice”) shall identify the Third-Party Purchaser, shall state whether the Sale Transaction is to be in the form of a Company Sale or an Asset Sale and shall set forth the terms and conditions of the Sale Transaction, including the cash purchase price to be paid in exchange for the Interests to be sold by the Members or the properties and assets to be sold by the Company (as the case may be) and the other material terms of the Sale Transaction; provided, however, that (i) to the extent that the terms of the Sale Transaction purport to impose indemnification obligations (including escrows, hold backs or other similar arrangements to support such indemnification obligations) on the Other Members, the Board shall have determined that such terms are reasonable and customary; provided, however, that if such terms affect any Other Member in a manner that is disproportionately adversely different than the Sale Initiator, then the prior written consent of such Other Member to such obligations shall be required, (ii) the terms of the Sale Transaction shall not impose any non-competition or other similar restrictive covenant that would limit the scope of the business activities that may be conducted by any Other Member (other than a customary confidentiality covenant) without the prior written consent of such Other Member and (iii) the terms of the Sale Transaction shall not impose any other post-closing obligations that the Board determines are unduly burdensome on such Other Members; provided, however, that if such terms affect any Other Member in a manner that is disproportionately adversely different than the Sale Initiator, then the prior written consent of such Other Member to such obligations shall be required.  Upon receipt of a Sale Notice that meets the foregoing requirements, each Member will be obligated (1) in the case of a Company Sale, to Transfer all of its Interests to such Third-Party Purchaser upon the terms and conditions contained in the Sale Notice, as the same are reflected in the agreement to be entered into to effect the Company Sale, or (2) in the case of an Asset Sale, to take any action or grant any approval required under the terms of this Agreement or otherwise in order to cause or permit the Company to effect the Asset Sale upon the terms and conditions contained in the Sale Notice, as the same are reflected in the agreement to be entered into to effect the Asset Sale.

(d)           At the closing of any proposed Sale Transaction to be consummated in accordance with this Section 6.2, the Members will (i) in the case of a Company Sale, Transfer and assign to the Third-Party Purchaser, free and clear of all Liens, all of the outstanding Interests in the Company and will receive in exchange therefor the consideration to be paid or delivered by such Third-Party Purchaser as described in the Sale Notice and (ii) in the case of an Asset Sale, execute and deliver, or authorize and cause the Company to execute and deliver, such bills of sale, assignments, conveyances, consents, certificates and other documents as are reasonably necessary or appropriate to consummate and make effective the Asset Sale.  In addition, upon the closing of any Sale Transaction, if requested by the Sale Initiator, either Abraxas or any other operator of record of any of the oil and gas properties of the Company, shall relinquish its role as operator of record under the Operating Agreement and any other operating agreements to which the Company is a party in favor of the Third-Party Purchaser or its designee.

(e)           Any consideration paid to the Members in a Company Sale shall be paid in cash and apportioned among the Members in the same manner as if such consideration were being distributed to the Members in accordance with Section 5.4.  Any consideration paid to the Company in an Asset Sale shall be paid in cash and to the extent available to be distributed to the Members will be distributed by the Company to the Members in accordance with Section 5.4.

(f)           If any Member has or obtains knowledge of (i) an offer by a third party to purchase the Company or any of its assets or (ii) an opportunity for the Company to participate in an asset sale by virtue of “tag-along” rights contained in an agreement between the Company and a third party, it shall promptly notify the Board.

       SECTION 6.3.   Admission.  Any Person acquiring an Interest upon the consummation of a Transfer permitted pursuant to this Article VI shall be admitted to the Company as a Member when such Person shall have furnished to the Company (i) acceptance by such Person in form satisfactory to the Board of all the terms and conditions of this Agreement, (ii) the documents specified in Section 6.1 of this Agreement and (iii) such other documents or instruments as may be required under the Act in order to effect the admission of such Person as a member of the Company.

       SECTION 6.4.  Withdrawal.  No Member may withdraw from the Company, other than as a result of a Transfer that is permitted in accordance with the terms of this Article VI.

       SECTION 6.5.   Involuntary Transfer.  To the fullest extent permitted by Law, any Transfer of Interests in connection with any bankruptcy, insolvency or similar Proceedings involving a Member or pursuant to any judicial order, legal process, execution or attachment and any other involuntary Transfer not otherwise expressly provided for in this Agreement shall be subject to the restrictions set forth in this Agreement.

ARTICLE VII
DISSOLUTION; WINDING UP

       SECTION 7.1.  Dissolution.

(a)           Except as provided in this Article VII, no Member shall have the right to cause the Company to be dissolved.

(b)           The Company shall be dissolved upon the first to occur of the following:

(i)           the written agreement by Abraxas and Blue Stone that the business of the Company shall be discontinued;

(ii)           the election of either Abraxas or Blue Stone to dissolve the Company at any time after the occurrence of a Bankruptcy Event with respect to the other party;

(iii)           the election of either Abraxas or Blue Stone to dissolve the Company at any time after the sale of all or substantially all of the properties and assets of the Company; or

(iv)           any other event required to cause the dissolution of the Company under the Act.

(c)           Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed as provided in this Article VII and the applicable provisions of the Act.

       SECTION 7.2.  Winding Up.  Upon the occurrence of an event that results in the dissolution of the Company, the business of the Company shall be wound up and shall, except to the extent consistent with such winding up, cease.  The Board shall appoint one or more other Persons, who may or may not be Members, to act as liquidator.  The liquidator shall proceed diligently to wind up the business and affairs of the Company and (subject to the limitations set forth in this Agreement) may determine all matters in connection with the winding up of the Company, including any arrangements to be made with creditors, the amount or necessity of reserves to cover contingent or unforeseen liabilities, and whether, to what extent, for what consideration, and on what terms any or all of the assets of the

Company are to be sold or distributed in kind to the Members.  The liquidator may in its discretion retain any obligations due to the Company and distribute (or apply in satisfaction of Company obligations) the proceeds thereof as collected.  The costs and expenses of the winding up and liquidation of the Company shall be borne by the Company.  Until final distribution, the liquidator shall continue to manage the Company’s affairs and shall have all of the power and authority of the Board (subject to the limitations set forth in this Agreement and subject to the power of the Board to remove and replace such liquidator) and be entitled to indemnification and advance payment of expenses in accordance with the provisions of this Agreement as if the liquidator were a Covered Person.  The liquidator shall give or cause to be given all notices to creditors required by applicable Law and, in addition to any reports otherwise required by this Agreement to be given to the Members, shall cause a proper accounting of the Company’s assets, liabilities and operations to be made and furnished to the Members as of the date all assets of the Company are finally distributed to the Members or applied in payment of Company liabilities.

       SECTION 7.3.  Application and Distribution of Proceeds of Liquidation.  During or upon completion of the winding up of the Company, the assets of the Company shall be applied and distributed by the liquidator, in one or more installments, in the following order and priority:

(a)           to the payment, or provision for payment, of the costs and expenses of the winding up;

(b)           to the payment, or provision for payment, of creditors of the Company (including Members, other than in respect of Distributions) in the order of priority provided by applicable Law;

(c)           to the establishment of any reserves deemed necessary or appropriate by the liquidator to provide for contingent or unforeseen liabilities of the Company; and

(d)           the balance shall be distributed to the Members in accordance with Section 5.4.

All Distributions to the Members pursuant to paragraph (d) above shall be in the form of cash, unless the liquidator otherwise determines.

       SECTION 7.4.   Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of the properties and assets of the Company in order to minimize any losses otherwise attendant upon such winding up.

       SECTION 7.5.  Waiver of Partition.  Each Member hereby waives until termination of the Company any and all rights that it may have to maintain an action for partition of the properties and assets of the Company; provided, however, that nothing in this Section 7.5 shall affect the ability of the Board to authorize the distribution of assets of the Company in kind in connection with the liquidation of the Company (including any distribution of interests in such assets on a proportionate basis in accordance with the Ownership Percentages of the Members).

       SECTION 7.6.  Certificate of Cancellation  On completion of the distribution of Company assets as provided herein, the liquidator (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings as necessary and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE VIII
LIABILITY AND INDEMNIFICATION

       SECTION 8.1.   No Liability for Company Debts.  Except as expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be liable for any such debts, obligations or liabilities. Additionally, except as otherwise expressly required by Law, no Member, in its capacity as a Member, shall have any liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement and (d) the amount of any Distributions wrongfully distributed to it.

       SECTION 8.2.  Exculpation.  To the fullest extent permitted by Law, no Covered Person shall be liable to the Company for any action taken or failure to act for or on behalf of the Company or in furtherance of the business of the Company that is within the reasonable scope of the authority conferred on such Covered Person in or pursuant to the terms of this Agreement, including any action taken or the failure to take any action pursuant to Section 2.4 of this Agreement or Section 1.3 of the Master Services Agreement, unless the action or failure to act giving rise to a claim against such Covered Person constitutes fraud, intentional or willful misconduct, gross negligence or a material breach of the terms of any Transaction Agreement.

       SECTION 8.3.  Indemnification.  To the fullest extent permitted by Law, the Company shall indemnify each Covered Person from and against any and all Covered Losses arising from any and all Claims or Proceedings in which such Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as such, regardless of whether any of the foregoing arise from the sole, partial or concurrent negligence of such Covered Person; provided, however, that the Company shall not indemnify a Covered Person from Covered Losses to the extent that they arise from fraud, intentional or willful misconduct, gross negligence or a material breach of the terms of any Transaction Agreement.  The termination of any Proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that the Covered Person failed to meet the standards for indemnification set forth in the immediately preceding sentence.  Any indemnification hereunder shall be satisfied solely out of the assets of the Company.  In no event may a Covered Person subject the Members to personal liability by reason of these indemnification provisions.  The indemnification provided by this Section 8.3 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled under any agreement, pursuant to any Approval of the Board, as a matter of Law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.  Notwithstanding anything to the contrary contained herein, it is understood and agreed that the provisions of this Article VIII are not intended to provide indemnification to any Covered Person for any losses, damages, liabilities, costs or expenses for which such Covered Person or its Affiliates have agreed to indemnify the Company under the express terms of any of the Transaction Agreements or against any other remedy provided for under the provisions of such agreements.

       SECTION 8.4.  Advance Payment and Appearance as a Witness.  To the fullest extent permitted by applicable Law, all costs and expenses (including legal fees) incurred by a Covered Person in defending any Claim or Proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such Claim or Proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by Section 8.3.  The Company shall pay or reimburse expenses incurred by a Covered Person in connection with their appearance as a witness or other participant in a Proceeding at a time when they are not a named defendant or respondent in the Proceeding.

       SECTION 8.5.  Insurance.  The Company may purchase and maintain insurance, to the extent and in such amounts as Approved by the Board, in its sole discretion, on behalf of the Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.  With the Approval of the Board, the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.3 and containing such other procedures regarding indemnification as are appropriate.

       SECTION 8.6.  Nonexclusivity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of, and shall not limit, any other rights or remedies to which any Covered Person may be entitled or which may otherwise be available to any Covered Person at Law or in equity.

       SECTION 8.7.  Company is Primary Obligor.  The Company hereby acknowledges and agrees that (a) it is and shall at all times be the indemnitor of first resort for each of the Covered Persons with respect to any and all Covered Losses or advancement of expenses pursuant to this Article VIII, (b) the obligations of the Company to each Covered Person under this Article VIII are primary, and any obligations of any Member or any of its Affiliates to provide advancement of expenses or indemnification to any Covered Person that is employed by or is a representative of such Member or any of its Affiliates are secondary and (c) if any Member or any of its Affiliates is obligated to pay, or pays, or causes to be paid for any reason, any expense that the Company is otherwise obligated to pay to or on behalf of a Covered Person, then (i) such Member or its Affiliate, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of such Covered Person with respect to such payment, including with respect to rights to claim such amounts from the Company and (ii) the Company shall reimburse, indemnify and hold harmless such Member or its Affiliate, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of such Covered Person.

       SECTION 8.8.    Savings Clause.  If all or any part of this Article VIII shall be invalidated for any reason by any court of competent jurisdiction, the Company shall nevertheless indemnify and hold harmless each Covered Person, and may indemnify and hold harmless any other Person, for costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with any Covered Losses, to the fullest extent permitted by any portion of this Article VIII not invalidated and to the fullest extent otherwise permitted by applicable Law.

ARTICLE IX
CERTAIN TAX MATTERS

       SECTION 9.1   Company Classification.  Except with the prior written consent of all Members, for federal income tax purposes, the Company shall not elect under Treasury Regulation § 301.7701-3 or otherwise to be taxed other than as a partnership, nor shall the Company or any Member elect to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law.

       SECTION 9.2.  Tax Returns and Tax Information.

(a)           The Company shall cause all required federal, state, local and foreign tax returns of the Company to be prepared and timely filed.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company, its assets and operations necessary to enable the Company’s tax returns to be prepared and timely filed.

(b)           The Company shall cause to be delivered to each Member no later than March 31 of each fiscal year of the Company, the Company’s Form 1065 and all attachments and schedules thereto (including Schedule K-1 for such Member), in each case together with such other information with respect to the Company as may be necessary for the preparation of such Member’s federal or state income tax or information returns, including a schedule setting forth all information that is needed by any Member that is, or that has any partners or members who are, subject to tax under Section 511 of the Code in order for such Member (or its partners or members) to properly determine the amount of its unrelated business taxable income and unrelated debt financed income from the Company under Sections 512 and 514 of the Code.

(c)           Unless waived by the Members, the Company shall cause to be delivered to the Members, at least five business days before the due date of each federal quarterly estimated tax payment, an estimate of the amount of unrelated business taxable income and unrelated debt financed income under Section 512 and 514 of the Code which is allocable from the Company to each Member for such quarterly period.  All costs and expenses incurred in connection with the preparation and filing of such tax returns or estimates described in this Section 9.2 shall be borne by the Company.

(d)           The Company shall notify the Members of the Company’s participation in any “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)) no later than five days prior to the time the Company files (or, if earlier, is required to file) IRS Form 8886 “Reportable Transaction Disclosure Statement” with respect to such transaction.  In addition, the Company shall provide the Members with such information as is needed for each Member to timely complete and submit its IRS Form 8886 “Reportable Transaction Disclosure Statement” with respect to any such reportable transaction, and to otherwise comply with the applicable U.S. Treasury Regulations.

       SECTION 9.3.  Tax Elections.  The Board shall make all tax elections required or permitted to be made by the Company; provided, however, that (i) no election shall be made to classify the

Company as an association taxable as a corporation without the consent of all the Members and (ii) the Board shall cause the Company to make an election under Section 754 of Code if so requested by any Member transferring part or all of its Interest.

.
       SECTION 9.4.  Tax Matters Partner  Blue Stone shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code, and is authorized to represent the Company in connection with any examination of the Company’s affairs by any tax authority, including administrative and judicial proceedings, and to expend Company funds for professional services and the costs associated therewith.  Any other Member may participate at such Member’s expense in any such administrative or judicial proceeding to the extent permitted by applicable law.  Notwithstanding the foregoing, the tax matters partner shall not take any of the following actions without first obtaining the written consent of the other Members:

(a)           Enter into a settlement agreement with the Internal Revenue Service which purports to bind the Company or the Members;

(b)           File a petition as contemplated in Code Sections 6226(a) or 6228;

(c)           Intervene in any action as contemplated in Code Section 6226(b)(6);

(d)           File any request contemplated in Code Section 6227(c); and

(e)           Enter into an agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B).

The tax matters partner shall keep the other Members fully informed of all facts and developments relating to any tax audits, exams, litigation, or other tax proceedings.

       SECTION 9.5  Withholding.  The Company may withhold and pay to any applicable tax authority all amounts required by any Law to be withheld by the Company from or with respect to distributions to a Member or from or with respect to a Member’s distributive share of Company taxable income or loss (or item thereof).  Each Member shall timely provide to the Company all information, forms and certifications necessary or appropriate to enable the Company to comply with any such withholding obligation and covenants to the Company that the information, forms and certifications furnished by it shall be true and accurate in all respects.  Each Member shall, upon demand by the Company, indemnify the Company for the indemnifying Member’s share of any such withholding and all related costs and expenses of the Company.  Any amounts so withheld in respect of a Member shall be treated as a distribution to such Member for all purposes of this Agreement.

ARTICLE X
BOOKS AND RECORDS; REPORTS

       SECTION 10.1.  Maintenance of and Access to Books and Records.  At all times until the dissolution and termination of the Company, the Company shall maintain separate books of account which show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement.  In addition, the Company shall keep and maintain in its principal office all books, Records, documents and other information required to be kept and maintained in accordance with the Act and shall make such information available to any Member or the Blue Stone Assignee or their respective representatives requesting the same within five days after receipt of a written request by the Company.

       SECTION 10.2.  Access to Books and Records.  The Company shall permit each of the Members and the Blue Stone Assignee, from time to time and at reasonable intervals, (a) to examine, audit and make copies of the books, Records and other documents and information of the Company as well as all such other data and information in the possession or control of the Board concerning the Company, Company properties and the ownership and operation thereof, which books, Records, documents and information shall be available to the Members or the Blue Stone Assignee or their representatives at all reasonable times at the principal office of the Company, or at such other office where such information is maintained, upon the written request of any Member or the Blue Stone Assignee, and (b) to discuss the business, financial condition and results of operations of the Company with the Board and its officers and the accountants, engineers and other representatives of the Company.

       SECTION 10.3.  Bank Accounts  The Company shall cause to be established and maintained for and in the name of the Company one or more bank or investment accounts or arrangements.  All Company funds shall be deposited in such accounts and shall not be commingled with funds of any other Person.  All deposits to and disbursements from such accounts shall be made only for proper Company purposes and shall be signed by one or more authorized signatories designated by the Board.

       SECTION 10.4.  Financial and Other Reports.

(a)           As soon as practicable after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2010), but in no event later than 45 days thereafter, the Company shall cause to be furnished to the Members and the Blue Stone Assignee the following audited consolidated financial statements, prepared in accordance with GAAP, together with a report thereon, unqualified as to scope, of the independent certified public accountants identified in or selected pursuant to Section 10.6:

(i)           a consolidated balance sheet of the Company at the end of such year;

(ii)           a consolidated statement of operations of the Company for such year;

(iii)           a consolidated statement of cash flows of the Company for such year;

(iv)           a statement of changes in Members’ equity for such year; and

(v)           a statement of each Member’s Ownership Percentage at the end of such year;

setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.

(b)           As soon as practicable after the end of each fiscal quarter (other than the fourth fiscal quarter of each year) of the Company (commencing with the fiscal quarter ending September 30, 2010), but in no event later than 25 days thereafter, the Company shall cause to be furnished to the Members and the Blue Stone Assignee unaudited consolidated financial statements for the Company for such fiscal quarter, which shall include at least a balance sheet as of the end of such fiscal quarter, a statement of operations and statement of cash flows for such fiscal quarter and a statement of each Member’s Ownership Percentage as of the end of such fiscal quarter, all prepared in accordance with both the Income Tax Method of Accounting and GAAP (subject to the absence of footnotes thereto and a report thereon from the independent certified public accountants).

(c)           As soon as practicable after the end of each month (commencing with the month ending August 31, 2010), but in no event later than 25 days thereafter, the Company shall cause to be furnished to the Members and the Blue Stone Assignee unaudited consolidated monthly financial statements for the Company, which shall include at least a balance sheet as of the end of such month and a statement of operations and statement of cash flows for such month and a statement of each Member’s Ownership Percentage as of the end of such month, all prepared in accordance with both the Income Tax Method of Accounting and GAAP (subject to the absence of footnotes thereto and a report thereon from the independent certified public accountants).

(d)           As soon as practicable after the beginning of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2011), but in no event later than 45 days thereafter, the Company shall cause to be furnished to the Members and the Blue Stone Assignee an engineering report prepared by the independent petroleum engineers of the Company, which report will set forth estimates of the oil and gas reserves of the Company as of the preceding January 1 of such fiscal year and future net revenues expected to be derived therefrom in accordance with the rules and regulations of the SEC.

(e)           As soon as practicable after the end of each fiscal quarter of the Company (commencing with the fiscal quarter ending September 30, 2010), but in no event later than 45 days after the end of such fiscal quarter, the Company shall cause to be furnished to each of the Members and the Blue Stone Assignee a quarterly management report reflecting (i) a description of the operational status of the oil and gas operations of the Company and (ii) any variance from the Quarterly Budget of the Company for such fiscal quarter.

(f)           As soon as practicable after the end of each month (commencing with the month ending August 31, 2010), but in no event later than 45 days after the end of such month, the Company shall cause to be furnished to each of the Members and the Blue Stone Assignee a monthly management report reflecting a description of the operational status of the oil and gas operations of the Company.

       SECTION 10.5.  Annual and Quarterly Budgets.

(a)           At least 30 days prior to the commencement of each fiscal year of the Company, the Company shall cause to be prepared and submitted to the Board the proposed budget (the “Annual Budget”) for the Company for such fiscal year, which budget will set forth a good faith estimate of the projected revenues expected to be received by the Company during such fiscal year and a statement of the costs and expenses proposed to be incurred, any debt service payments required or proposed to be made, any Capital Expenditures proposed to be made, any federal and state taxes expected to be paid, and other cash outlays proposed to be made in connection with the business activities of the Company during such fiscal year.  All such estimates of projected revenues and statements of proposed expenditures will be in reasonable detail and will be allocated among the four fiscal quarters of the applicable fiscal year.

(b)           At least 15 days prior to the commencement of each fiscal quarter of the Company (other than the first fiscal quarter of each fiscal year), the Company shall cause to be prepared and submitted to the Board the proposed budget (the “Quarterly Budget”) for the Company for such fiscal quarter, which budget will set forth the same estimate of projected revenues and statements of proposed Capital Expenditures as are described in paragraph (a) above in the case of the Annual Budget but will be updated to reflect any changes in oil and gas prices, production, plans and any other relevant developments since the time the Annual Budget was approved.  Upon the Approval of the Board of the Quarterly Budget for a fiscal quarter, the Annual Budget will automatically be deemed to have been amended to reflect any changes thereto provided for in the Quarterly Budget.

(c)           At any time that the Board determines in good faith that a Budget should be updated to reflect any changes in oil and gas prices, production, plans, proposed transactions and any other relevant developments since the time such Budget was approved, the Company shall cause to be prepared and submitted to the Board the revised Budget, which Budget will set forth the same estimate of projected revenues and statements of proposed expenditures as are described in paragraphs (a) and (b) above in the case of an Annual Budget or Quarterly Budget, as applicable, but will be updated to reflect any such changes and developments since the time the Annual Budget or Quarterly Budget, as applicable, was approved.  Upon the Approval of the Board of the revised Annual Budget or Quarterly Budget, as applicable, such Budget will automatically be deemed to have been amended to reflect any changes thereto provided for in such revised Budget.

       SECTION 10.6.  Independent Public Accounting Firm.  The independent certified public accounting firm of the Company shall initially be BDO Seidman, LLP.  Approval of the Board shall be required to change the independent certified public accounting firm of the Company or to appoint a new independent public accounting firm after the resignation or removal of BDO Seidman, LLP.

       SECTION 10.7.  Engineering Firm.  The engineering firm of the Company shall initially be DeGolyer & McNaughton.  Approval of the Board shall be required to change the engineering firm of the Company or to appoint a new engineering firm after the resignation or removal of DeGolyer & McNaughton.

ARTICLE XI
DEFINITIONS

       SECTION 11.1.  Definitions.  As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any successor statute thereto.

“Adjusted Capital Account” means, as of the end of each fiscal year or other relevant period, the balance in a Member’s Capital Account (i) increased by (A) any additional Capital Contributions the Member is obligated to make, or is treated as obligated to make pursuant to the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(c), (B) the amount of the Member’s share of any “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2)), and (C) the amount of the Member’s share of any “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)), and (ii) decreased by any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition shall be interpreted and applied consistently with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. Stockholders of Abraxas who beneficially own in excess of 5% but less than 20% of the issued and outstanding shares of Abraxas common stock shall not be deemed to be Affiliates of Abraxas for purposes of this Agreement solely as a result of such ownership.

“Approval of the Board” means the approval or consent of the number of members of the Board required under the terms of Section 2.1(d), and the phrase “Approved by the Board” has a correlative meaning.

“Available Cash” means the amount of cash on hand (including cash equivalents and temporary investments of Company cash) from time to time in excess of amounts required, in the sole determination of the Board, to pay or provide for payment of existing and projected obligations (including any Indebtedness), Capital Expenditures and acquisitions, and to provide a reasonable reserve for working capital and contingencies.

“Bankruptcy Event” means the occurrence of any of the following events with respect to either Abraxas or Blue Stone: (i) voluntarily filing a petition in bankruptcy, making an assignment for the benefit of the creditors, (ii) filing a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or (iii) taking any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator or any substantial part of its properties and assets.

“Book Basis” means, with respect to each Company asset, the adjusted basis of the asset for federal income tax purposes, except that (i) the initial Book Basis of an asset other than money contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution, as agreed by the contributor and the Board, (ii) upon the occurrence of a Revaluation Event, the Book Basis of all Company assets (including intangibles) shall be adjusted to their respective fair market values on such date, as determined by the Board, (iii) the Book Basis of any Company asset distributed to any Member will be adjusted to equal the fair market value of such asset on the date of distribution as agreed by the Board and the recipient, (iv) the Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.2(g); provided, however, that Book Basis shall not be adjusted to the extent the Board determines that an adjustment pursuant to subsection (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv), and

 (v) if the Book Basis of any Company asset has been determined pursuant to the preceding subsections, the Book Basis of the asset shall thereafter be adjusted by Simulated Depletion or Book Depreciation in lieu of any depletion, depreciation, amortization or other cost recovery deductions otherwise allowable for federal income tax purposes.

“Book Depreciation” means, with respect to any depreciable or amortizable Company asset, an amount which bears the same ratio to the Book Basis of such asset as the amount of depreciation, amortization or other cost recovery deductions with respect to such asset, computed for federal income tax purposes, bears to the adjusted tax basis of such asset; provided, however, that, if the adjusted tax basis of the asset is zero, Book Depreciation shall be determined under any reasonable method selected by the Board and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulations Section 1.704-3(d), Book Depreciation shall be determined under Treasury Regulation Section 1.704-3(d)(2).

“Budget” means any Annual Budget or Quarterly Budget, as updated or revised from time to time in accordance with Section 10.5(c).

“Capital Account” means the account of a Member which is maintained in accordance with the provisions of Section 4.3.

“Capital Contribution” means the amount of cash and the initial Book Basis of any asset other than cash (net of liabilities secured thereby that the Company is treated as having assumed or taken subject to pursuant to Section 752 of the Code) contributed by a Member or a Member’s predecessors in interest to the capital of the Company.

“Capital Expenditure” means any expenditure incurred by the Company relating to general and administrative expenses, Oil and Gas Interests and drilling and completion activities.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor statute thereto, together with all applicable regulations thereunder.

“Confidential Information” means any proprietary or confidential information of or relating to the Company and, with respect to each Member, the other Members, including any business information, intellectual property, trade secrets or other information relating to the respective businesses, operations, assets or liabilities of the Company or the Members; provided, however, that “Confidential Information” shall not include any information that (i) is generally available to the public (other than through a breach by the party disclosing the same of its obligations under this Agreement), (ii) is rightfully received from a third party if the information so received is not, to the knowledge of the recipient, subject to any duty or obligation of confidentiality or non-disclosure owing to the Company or the Members, (iii) is developed by a party without the use of any proprietary or confidential information provided by the Company or the other Members or (iv) information that is required to be disclosed to the public by applicable Law, any judicial or regulatory authority or any self-regulatory organization.  For purposes of this Agreement, Confidential Information shall include any information covered by the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 11, 2010, between Abraxas and Blue Stone Oil Corp., a Colorado corporation, which agreement is superseded by Section 12.2 of this Agreement.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Covered Losses” means any and all losses, assessments, fines, penalties, administrative orders, obligations, judgments, amounts paid in settlement, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable court costs and attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Covered Person” means (i) any Member, any Affiliate of a Member or any officer, director, manager, member, shareholder, partner, employee, representative or agent of a Member or any of its Affiliates, (ii) any officer of the Company and (iii) any member of the Board, in each case to the extent any such Person is acting in such capacity in connection with the business of the Company.

“Distributions” means any distributions paid pursuant to Section 5.4, 5.5 or 7.3(d) or any other provisions of this Agreement, whether from operations or a sale or other disposition of assets and whether prior to or in connection with a liquidation of the Company.

“Electronic Transmission” means any form of electronic communication (such as facsimile transmission or email) that is generally accepted as a means of communication and that (i) creates a record that may be retained, retrieved, and reviewed by the recipient and (ii) may be directly reproduced in paper form by the recipient through an automated process.

“GAAP” means generally accepted accounting principles as in the effect in the United States at the time of the application thereof in accordance with this Agreement.

“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Income Tax Method of Accounting” means the accounting basis used to prepare financial statements for United States federal income tax purposes, provided such basis is consistent with federal income tax requirements for members who are taxed as corporations under the Internal Revenue Code.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Initial Assets” has the meaning set forth in the Subscription Agreement.

“Interest” means, with respect to any Member, the entire interest of such Member in the Company, including (i) the right of such Member to share in the profits of the Company, (ii) the right of such Member to distributions of the properties and assets of the Company and (iii) the right of such Member, if any, to participate in the management of the affairs of the Company.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any Indebtedness of any Person, whether arising by contract, operation of Law, or otherwise.

“Master Services Agreement” means the Master Services Agreement attached hereto as Exhibit B, dated as of the date hereof, between the Company and Blue Stone, pursuant to which Blue Stone will provide certain administrative and other services to the Company, and the Company will bear the costs and expenses incurred by Blue Stone in providing such services to the Company.

“Members” means any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but such term does not include any Person who has ceased to be a member of the Company).

“Net Income” and “Net Losses” means, the taxable income or loss of the Company, as the case may be, as determined for federal income tax purposes as of the close of each fiscal year or other relevant period, computed with the following adjustments:

(a)           gain or loss from the disposition of, any Company asset that has a Book Basis that differs from the asset’s adjusted tax basis will be computed based upon the Book Basis (rather than the adjusted tax basis) of such asset;

(b)           tax-exempt income received by the Company will be included in gross income;

(c)           expenditures described in Section 705(a)(2)(B) of the Code will be treated as deductible expenses;

(d)           any items of income, gain, loss, or deduction allocated pursuant to any provision of Section 5.2 will be excluded from the computation of Net Income and Net Losses for purposes of applying Section 5.1;

(e)           for purposes of determining Net Income and Net Losses, the allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties provided for in Section 613A(c)(7)(D) of the Code and/or otherwise computed for federal income tax purposes shall be disregarded.  Instead, Net Income and Net Losses shall be determined by taking into account Simulated Depletion and Simulated Gain or Loss, as determined and defined in the following sentence.  For purposes of determining Simulated Depletion and Simulated Gain or Loss, (i) the Company shall determine its tax basis in its depletable properties (“Simulated Basis”) without regard to the special rules set forth in Section 613A(c)(7)(D) of the Code, (ii) the Company shall determine depletion allowances (“Simulated Depletion”) with respect to such depletable properties by using either the cost depletion method or the percentage depletion method (as determined by the Board on a property by property basis), (iii) the Company shall reduce the Simulated Basis of such depletable properties by the Simulated Depletion attributable to such depletable properties, and (iv) the Company shall compute gain or loss on a sale, exchange, or other disposition of such depletable properties by subtracting Simulated Basis from the amount realized by the Company upon such disposition (“Simulated Gain or Loss”);

(f)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such fiscal year or other period; and

(g)           Any increase or decrease to Book Basis resulting from a Revaluation Event or from the distribution of any Company asset to a Member shall be included in the computation of Net Income or Net Losses.

“Oil and Gas Interests” means (i) oil, gas and mineral leases, leasehold interests, mineral fee interests, royalty and overriding royalty interests, production payments, and all rights and interests in lands and leases pooled, unitized, or communitized therewith, (ii) wells or future wells located on a lease or on lands pooled, unitized, or communitized therewith, (iii) oil, gas or mineral unitization, pooling, operating, or communitization agreements, declarations, or orders, and the units created thereby, (iv) all oil, gas well gas, casinghead gas, condensate, or other substances produced incident therewith and all components of any of them produced from or allocated to the Initial Assets and subsequently acquired assets on and after the date of this Agreement, (v) all assignments, oil and gas sales, purchase, transportation, gathering, balancing, exchange, marketing and processing contracts, casinghead gas contracts, operating agreements, area of mutual interest agreements, joint venture agreements, acreage contribution agreements, farmout agreements, farmin agreements, participation agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, hydrocarbon storage agreements, facilities or equipment leases, drilling contracts, road use agreements, surface use agreements, rights of way, servitudes, easements, licenses, permits, surface leases, and other related agreements and instruments or (vi) all of the personal property, fixtures, movable and immovable property and improvements located on or connected to, used or held for use with respect to any leases, wells or rights of way, including all pipelines and gathering systems used in connection with any leases, wells or rights of way.

“Operating Agreement” means the Operating Agreement attached hereto as Exhibit C, dated as of the date hereof, between the Company and Abraxas pursuant to which Abraxas will be designated as the operator of the Company’s oil and gas properties.

“Ownership Percentage” means, with respect to a Member at any time, the ratio of (i) the total amount (or agreed value) of Capital Contributions made by such Member prior to or at such time to (ii) the total amount (or agreed value) of Capital Contributions made by all of the Members prior to or at such time.

“Permitted Liens” means

(a)           Liens securing Permitted Indebtedness;

(b)           purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Company in the ordinary course of business prior to or at the time of, or within 20 days after, the Company’s acquisition of such equipment; provided, that, the Indebtedness secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Company, and (iii) is not increased in amount;

(c)           Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar Proceedings shall not have been initiated) are being contested in good faith by appropriate Proceedings, and such reserves as may be required by GAAP shall have been made therefor;

(d)           Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, suppliers, laborers, construction, or similar Liens arising by operation of Law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate Proceedings, provided, that, such reserves as may be required by GAAP shall have been made therefor;

(e)           Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Company to secure amounts owning, which amounts are not yet due or are being contested in good faith by appropriate Proceedings, provided, that, such reserves as may be required by GAAP shall have been made therefor;

(f)           royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness for borrowed money;

(g)           Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Company; and

(h)           easements, rights-of-way, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Company.

“Person” has the meaning given to such term in the Act.

“Plan Assets Regulations” means the regulations of the U.S. Department of Labor included with 29 C.F.R. section 2510.3-101, as amended by section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

“Proceeding” means any investigation, action, suit, arbitration or other legal proceeding, whether civil or criminal.

“Records” means all books, records and other documentation, both written and electronic, customarily used to conduct an oil and gas exploration and production business.

“Related Property and Records” means (i) personal property, improvements, lease and well equipment, pipelines, pumps, sulfur recovery facilities, dehydration facilities, treating facilities, valves, meters, separators, tanks, tank batteries, and other fixtures located on attributable to, or used in connection with any Oil and Gas Interests and (ii) lands and lease files, abstracts and title opinions, production records, well files, accounting records, tax records related to production taxes, ad valorem taxes and property taxes, seismic records and surveys, gravity maps, electric logs, engineering, geological or geophysical maps, data, and Records, and other files, documents, and Records related to any Oil and Gas Interests.

“Remaining Capital Commitment” means, with respect to a Member at any time, the amount, if any, by which the Capital Commitment of such Member exceeds the aggregate Capital Contributions made by it to the Company pursuant to Section 4.2.

“Revaluation Event” means, except as otherwise agreed by the Board, (i) the acquisition of an additional Interest (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Company; (ii) the Distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Simulated Basis” has the meaning set forth in clause (e) of the definition of “Net Income” and “Net Loss.”

“Simulated Depletion” has the meaning set forth in clause (e) of the definition of “Net Income” and “Net Loss.”

“Simulated Gain or Loss” has the meaning set forth in clause (e) of the definition of “Net Income” and “Net Loss.”

“Subject Area” has the meaning set forth in the Subscription Agreement.

“Subscription Agreement” means the Subscription and Contribution Agreement attached hereto as Exhibit D, dated as of the date hereof, between Abraxas, Abraxas Operating, LLC, a Texas limited liability company, and the Company, pursuant to which Abraxas and Abraxas Operating, LLC are contributing the Initial Assets to the Company.

“Transaction Agreements” means this Agreement, the Operating Agreement, the Master Services Agreement and the Subscription Agreement.

“Transfer” means, with respect to an Interest, a sale, transfer, assignment, grant of a Lien or any other disposition or hypothecation of such Interest, whether direct or indirect or voluntary, involuntary or by operation of Law, and the term “Transfer” used as a verb has a correlative meaning.

       SECTION 11.2.   Other Defined Terms.  Each of the terms below has the meaning set forth in the provision of this Agreement identified opposite such term in the following table:

Term	Provision

Abraxas	Preamble
Abraxas Designee	Section 2.1(b)
Agreement	Preamble
Annual Budget	Section 10.5(a)
Asset Sale	Section 6.2(a)
Blue Stone	Preamble
Blue Stone Assignee	Section 2.1(b)
Blue Stone Designees	Section 2.1(b)
Board	Section 2.1(a)
Capital Calls	Section 4.2(b)
Capital Commitment	Section 4.1(a)
Certificate of Formation	Section 1.1
Company	Preamble
Company Sale	Section 6.2(a)
Contributing Member	Section 4.2(c)
Designating Party	Section 2.1(b)
Electing Member	Section 4.1(c)
Initiation Notice	Section 6.2(a)
Other Members	Section 6.2(a)
Permitted Indebtedness	Section 2.1(d)(ii)
Quarterly Budget	Section 10.5(b)
Regulatory Allocations	Section 5.2(h)
Sale Initiator	Section 6.2(a)
Sale Notice	Section 6.2(c)
Sale Transaction	Section 6.2(a)
Sales Agent	Section 6.2(b)
Subject Area	Section 1.6(a)
Target Capital Account Amount	Section 5.1(b)
Tax Distribution	Section 5.5
Third-Party Purchaser	Section 6.2(a)
Total Capital Commitments	Section 4.1(a)
Transaction Expenses	Section 12.3
Triggering Distribution	Section 4.1(b)

       SECTION 11.3.  Construction.  When required by the context, the gender of words in this Agreement includes the masculine, feminine and neuter genders, and the singular includes the plural (and vice versa).  Unless otherwise specified, references in this Agreement to (a) Articles and Sections are to Articles and Sections of this Agreement, (b) Schedules, Exhibits or Annexes are to those attached hereto, each of which is incorporated herein and made a part hereof for all purposes, (c) Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement, (d) the terms “herein,” “hereof,” “hereinafter” or similar derivations are to this Agreement as a whole and not to any particular Article or Section, and (e) the terms “include,” “including” or similar derivations are without limitation.

ARTICLE XII
MISCELLANEOUS

       SECTION 12.1.   Notices.  All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by Electronic Transmission to the parties at the respective addresses set forth in Exhibit A (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 12.1).  All notices and other communications that are addressed as provided in or pursuant to this Section 12.1 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by Electronic Transmission, upon transmission and receipt thereof.

       SECTION 12.2.  Confidentiality. Each party hereto acknowledges the proprietary and confidential nature of the Confidential Information and agrees that it shall preserve the Confidential Information and shall not use, publish, disseminate, distribute or otherwise disclose all or any portion thereof without the prior written Approval of the Board.  In the event that a party hereto receives either a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or other Governmental Authority of competent jurisdiction or advice of legal counsel that disclosure is required under applicable Law, such party agrees that, prior to disclosing any Confidential Information, such party shall (i) immediately notify the Board of the existence and terms of, and the circumstances attendant to, such request or advice, (ii) consult with the Board as to the advisability of taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure and (iii) if disclosure is required, use its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.  Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent (w) the disclosure is necessary as a result of the due and proper performance of its duties to the Company pursuant to this Agreement, (x) to the extent necessary to enforce rights hereunder (provided, however, that the Member seeking to enforce its rights shall take commercially reasonable steps to preserve the confidential nature of the Confidential Information and to limit the harm to the Company or the other Members from the disclosure thereof), (y) in connection with disclosures of a general nature regarding general financial information, return on investment and similar information, including without limitation, in connection with communications to direct and indirect beneficial owners of Interests and general marketing efforts or (z) to comply with applicable Law or the rules and regulations of any governmental, regulatory or self-regulatory organization.

The agreements contained in this Section 12.2 shall survive the withdrawal of any Member and, insofar as the Confidential Information relates to any other Member, the termination of the Company.

       SECTION 12.3.  Transaction Expenses.  The Company shall be responsible for the payment of all fees and expenses incurred by Abraxas and Blue Stone in connection with the negotiation and preparation of this Agreement and the Transaction Agreements and all other all agreements and documents ancillary thereto and the transactions contemplated hereby and thereby (“Transaction Expenses”).  Transaction Expenses shall include all fees, costs, and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by each such Member to assist with the due diligence reviews conducted by them or the negotiation or preparation of this Agreement and the Transaction Agreements and all reasonable, direct out-of-pocket expenses for travel and similar matters.  Transaction Expenses shall not include any costs or expenses incurred by Abraxas prior to the date hereof in connection with obtaining any necessary consents, authorizations or approvals required in order for it to fulfill its obligations under the Subscription Agreement (it being understood that the payment of any such costs or expenses incurred after the date hereof shall be governed by the Subscription Agreement).  Promptly after the date hereof, the Company shall pay all Transaction Expenses or, if necessary, reimburse Abraxas and Blue Stone for any Transaction Expenses paid by them prior to the date hereof.

       SECTION 12.4.  Amendment; Waiver.

(a)           Any amendment to this Agreement shall require the written approval of each of the Members.

(b)           A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act or omission of any Person or to declare any Person in breach or default with respect to an obligation, irrespective of how long that failure continues, shall not be construed as a waiver of the breach or default until the applicable statute of limitations has run.  No waiver of any obligation under this Agreement or the Act shall be effective unless in writing signed by or on behalf of the Person or Persons to whom the obligation is owed.

       SECTION 12.5  Entire Agreement.  This Agreement, together with the other agreements and instruments referred to herein (including the Transaction Agreements), constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the Members or any of them with respect to the subject matter hereof.  All Exhibits and Schedules hereto are expressly made a part of this Agreement.

       SECTION 12.6.  Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement).  It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of the provisions of this Section 12.6 shall be null and void.

       SECTION 12.7.  Benefit of Agreement  Nothing in this Agreement expressed or implied, shall be construed to give to any creditor of the Company or of any Member any legal or equitable right, remedy or Claim under or in respect of this Agreement.

       SECTION 12.8.  Governing Law.  (a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to any conflicts of law principles that would require the application of the Laws of any other jurisdiction).

       SECTION 12.9.  Severability.  In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

       SECTION 12.10.  Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

       SECTION 12.11.  Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member agrees to execute and deliver any additional documents and instruments and to perform any additional acts necessary or appropriate to effectuate the provisions of this Agreement and those transactions.

       SECTION 12.12.  Rules of Construction.  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.  To the extent that any provision in this Agreement conflicts with any provision in any other Transaction Agreement, the provision in this Agreement shall govern.

       SECTION 12.13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by Electronic Transmission of a facsimile thereof (including a “.pdf” format data file), such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile were an original signature.

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